UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

Marizyme, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

(Address of principal executive offices, including zip code)

(561) 935-9955

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on which Registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 4, 2025, the Audit Committee of Marizyme, Inc., a Nevada corporation (the “Company”), after discussions with the Company’s management concluded that the Company’s previously issued financial statements as of and for the quarterly periods ended March 31, 2024 and June 30, 2024 (the “Non-Reliance Period”) should no longer be relied upon due to misstatements that are described below and that we would restate such financial statements to make the necessary accounting corrections. The Company evaluated the materiality of these errors both qualitatively and quantitatively in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements on Currently Issued Financial Statements. Based on this evaluation, the Company determined that the effect of these corrections was material to the financial statements for the interim periods ended March 31, 2024 and June 30, 2024. As a result of the material misstatements, we will be restating our previously issued financial statements for the periods referenced above, in accordance with ASC 250, Accounting Changes and Error Corrections. We have determined that these errors were the result of a material weakness in proper technical analysis of debt/equity transactions, resulting in the conclusion that the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures were not effective. The Company has not filed, and does not intend to file, amendments to the previously filed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, but instead is restating its unaudited interim condensed consolidated financial statements within September 30, 2024 Form 10-Q.

The restatements for the Company’s previously issued financial statements as of and for the quarterly periods ended March 31, 2024 and June 30, 2024, included the following:

1.	During the three and nine months ended September 30, 2024, the Company amended certain Convertible Notes – Units Private Placement and Convertible Notes - OID, extending their original maturity dates in 2024 by one year from their respective original maturity dates. Additionally, the detachable warrants attached to the Convertible Notes - OID had their maturity extended by two years. The modifications resulted in:

●	A difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt.
●	In the original filing, this difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt was incorrectly recorded as part of the convertible debt discount to be amortized over the remaining life of the notes.
●	In the amendments to the previously filed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, the difference will be correctly recognized in the other income/expense of the period of extinguishment as loss and identified as a separate line item.

2.	The original Convertible Notes – Units Private Placement were modified. The modification resulted in:

●	A difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt.
●	In the original filing, this difference was incorrectly recorded as part of the convertible debt discount to be amortized over the remaining life of the notes.
●	In the amendments, the difference will be correctly recognized in the income of the period of extinguishment as loss and identified as a separate line item.

3.	Additionally, following the recalculation of the carrying value of the notes after extinguishment, the fair market value of the warrants attached to the Convertible Notes – Units Private Placement and Convertible Notes - OID increased. This adjustment impacted the Company’s additional paid-in capital and contributed to the loss on extinguishment recognized in the period.

Accordingly, investors should no longer rely upon the Company’s previously released financial statements for the Non-Reliance Period.

At this time, the Company has completed its review and the expected financial impact of the Errors described above. The Company will file a Form 10-Q for quarter year ended September 30, 2024, as soon as practicable.

The foregoing changes will not have any impact on the Company’s cash position, cash flow, revenues or liquidity.

The Audit Committee discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, WithumSmith&Brown, PC (“Withum”). The Company has provided Withum with a copy of the disclosures it is making in response to this Item 4.02.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIZYME, INC.

Dated: March 4, 2025	By:	/s/ David Barthel
	Name:	David Barthel
	Title:	Chief Executive Officer

	By:	/s/ George Kovalyov
	Name:	George Kovalyov
	Title:	Chief Financial Officer

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